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Exhibit 99.1

SUPPLEMENTAL REGULATION FD DISCLOSURE

DEFINITIONS

        Unless the context otherwise indicates or requires, as used in this current report on Form 8-K:

  •
  the terms "we," "us," "our," "Company" or "Neiman Marcus" refer to The Neiman Marcus Group, Inc. and its consolidated subsidiaries unless we expressly state otherwise or the context otherwise requires;

  •
  references to the "merger" are to the merger of Newton Acquisition Merger Sub, Inc. with and into The Neiman Marcus Group, Inc.;

  •
  references to the "Sponsors" are to the investment funds affiliated with Texas Pacific Group and Warburg Pincus that have committed to provide the equity investment to fund a portion of the cash consideration to be paid as part of the merger; and

  •
  references to any "fiscal year" are to our fiscal year, which ends on the Saturday closest to July 31 (in particular, fiscal year 2005 comprised the 52 weeks ended July 30, 2005, fiscal year 2004 comprised the 52 weeks ended July 31, 2004 and fiscal year 2003 comprised the 52 weeks ended August 2, 2003).

FORWARD-LOOKING STATEMENTS

        This current report on Form 8-K contains forward-looking statements based on estimates and assumptions. Forward-looking statements give our current expectations or forecasts of future events. Forward-looking statements generally can be identified by the use of forward-looking terminology such as "may," "plan," "predict," "expect," "estimate," "intend," "would," "could," "should," "anticipate," "believe," "project" or "continue" or the negative thereof or other similar words. Any or all of our forward-looking statements in this offering circular may turn out to be incorrect, possibly to a material degree. Such statements can be affected by inaccurate assumptions we might make or by known or unknown risks or uncertainties. Consequently, no forward-looking statement can be guaranteed. Actual results may vary materially from our forward-looking statements. Investors are cautioned not to place undue reliance on any forward-looking statements.

        Investors should also understand that it is not possible to predict or identify all the risks and uncertainties that could affect future events and should not consider the following list to be a complete statement of all potential risks and uncertainties. Important factors that could cause actual results to differ materially from the forward-looking statements include, but are not limited to:

        Political and General Economic Conditions

  •
  current political and general economic conditions or changes in such conditions including relationships between the United States and the countries from which we source our merchandise;

  •
  terrorist activities in the United States and elsewhere;

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  political, social, economic or other events resulting in the short- or long-term disruption in business at our stores, distribution centers or offices;

        Customer Demographic Issues

  •
  changes in the demographic or retail environment;

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  changes in consumer confidence resulting in a reduction of discretionary spending on goods;

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  changes in consumer preferences or fashion trends;

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  changes in our relationships with key customers;

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  changes in our proprietary credit card arrangement that adversely impact our ability to provide credit to our customers;

        Merchandise Procurement and Supply Chain Considerations

  •
  changes in our relationships with designers, vendors and other sources of merchandise, including adverse changes in their financial viability;

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  delays in receipt of merchandise ordered due to work stoppages or other causes of delay in connection with either the manufacture or shipment of such merchandise;

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  changes in foreign currency exchange or inflation rates;

  •
  significant increases in paper, printing and postage costs;

        Industry and Competitive Factors

  •
  competitive responses to our loyalty programs, marketing, merchandising and promotional efforts or inventory liquidations by vendors or other retailers;

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  seasonality of the retail business;

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  adverse weather conditions or natural disasters, particularly during peak selling seasons;

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  delays in anticipated store openings and renovations;

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  our success in enforcing our intellectual property rights;

        Employee Considerations

  •
  changes in key management personnel and our ability to retain key management personnel;

  •
  changes in our relationships with certain of our key sales associates and our ability to retain our key sales associates;

        Legal and Regulatory Issues

  •
  changes in government or regulatory requirements increasing our costs of operations;

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  litigation that may have an adverse effect on our financial results or reputation;

        Issues Relating to the Transactions (as defined below)

  •
  the effects on us of incurring a substantial amount of indebtedness under our new debt documentation;

  •
  the effects on us of complying with the covenants contained in our new debt documentation;

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  restrictions the terms and conditions of our new debt documentation may place on our ability to respond to changes in our business or to take certain actions;

        Other Factors

  •
  the design and implementation of new information systems as well as enhancements of existing systems; and

  •
  other risks, uncertainties and factors set forth in this current report on Form 8-K and in our reports and documents filed with the SEC.

        The foregoing factors are not exhaustive, and new factors may emerge or changes to the foregoing factors may occur that could impact our business. Except to the extent required by law, we undertake no obligation to update or revise (publicly or otherwise) any forward-looking statements to reflect subsequent events, new information or future circumstances.

THE TRANSACTIONS

        On May 1, 2005, Newton Acquisition Merger Sub, Inc. and its parent company, Newton Acquisition, Inc., entered into an Agreement and Plan of Merger with The Neiman Marcus Group, Inc., pursuant to which each share of common stock of The Neiman Marcus Group, Inc. (other than shares held in treasury or owned by Newton Acquisition Merger Sub, Inc., its parent company or any direct or indirect subsidiary of Newton Acquisition Merger Sub, Inc. and other than shares held by stockholders who properly demand appraisal rights) will be converted into the right to receive $100.00 in cash, without interest. The merger will be structured as a reverse subsidiary merger, under which Newton Acquisition Merger Sub, Inc. will be merged with and into The Neiman Marcus Group, Inc. at closing, and The Neiman Marcus Group, Inc. will be the surviving corporation. Newton Holding, LLC and Newton Acquisition, Inc. have been formed for the purpose of consummating the merger and related transactions.

        In connection with the merger, we intend to:

  •
  enter into a new senior secured term loan facility (in an aggregate principal amount of $1,000 million);

  •
  enter into a new senior secured asset-based revolving credit facility with a maximum availability at closing, subject to borrowing base limitations, of $600 million;

  •
  incur an additional $850 million original principal amount of new senior secured indebtedness;

  •
  incur an additional $750 million of new senior unsecured indebtedness;

  •
  incur an additional $575 million of new senior subordinated indebtedness;

  •
  call our existing 6.65% senior notes due 2008 for redemption; and

  •
  terminate our existing $350 million unsecured revolving credit agreement.

        The Sponsors will finance the purchase of the Company and the redemption of our existing 2008 notes through the borrowings described above, equity investments by funds associated with the Sponsors, certain co-investors and certain members of our senior management and cash on hand at the Company.

        The closing of the merger is expected to occur simultaneously with the transactions described above, which we refer to (including our payment of any related costs) collectively herein as the "Transactions."

        The obligations of The Neiman Marcus Group, Inc., Newton Acquisition, Inc. and Newton Acquisition Merger Sub, Inc. to complete the merger are subject to the satisfaction or waiver of certain customary conditions set forth in the merger agreement.

        In connection with the Sponsors' purchase of the Company, we will incur significant indebtedness and will be highly leveraged. In addition, the Transactions will be accounted for using purchase accounting whereby the purchase price paid to effect the Transactions will be allocated to state the acquired assets and liabilities at fair value. The purchase accounting adjustments will increase the carrying value of our property and equipment, establish intangible assets for our tradename, customer lists and favorable lease commitments and revalue our long-term benefit plan obligations, among other things. Subsequent to the Transactions, interest expense and non-cash depreciation and amortization charges will significantly increase. As a result, our financial statements subsequent to the Transactions will not be comparable to our historical financial statements.

THE CREDIT CARD SALE

        On July 7, 2005, HSBC Bank Nevada, National Association purchased our approximately three million private label Neiman Marcus and Bergdorf Goodman credit card accounts and related assets, as well as the outstanding balances associated with such accounts (such transaction is referred to herein as the "Credit Card Sale"). The total purchase price was approximately $647 million, consisting of $534 million in net cash proceeds and the assumption of approximately $113 million of outstanding debt under our revolving credit card securitization facility (the "Credit Card Facility"). We refer to HSBC Bank Nevada, National Association and/or certain of its affiliates, as the context requires, as "HSBC." As a part of the Credit Card Sale, we entered into a long-term marketing and servicing alliance with HSBC. Under the terms of this alliance, HSBC offers credit cards and non-card payment plans bearing our brands and we receive from HSBC ongoing payments related to credit card sales and compensation for marketing and servicing activities ("HSBC Program Income").

CHEF'S CATALOG DISPOSITION

        In November 2004, we sold our Chef's Catalog direct marketing business to a private equity firm. Chef's Catalog is a multi-channel retailer of professional-quality kitchenware. We received proceeds, net of selling costs, of $14.4 million from the sale. We incurred a pretax loss of $15.3 million related to the disposition of Chef's Catalog. That transaction is referred to herein as the "Chef's Catalog Disposition."

UNAUDITED PRO FORMA CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

        We prepared the following unaudited pro forma condensed consolidated financial statements by applying pro forma adjustments to the historical audited consolidated financial statements of The Neiman Marcus Group, Inc., which we have filed with the SEC in our annual report on Form 10-K. The unaudited pro forma condensed consolidated statement of earnings gives effect to the following transactions as if each had occurred on August 1, 2004:

  •
  the Transactions and the redemption of our existing 2008 notes,

  •
  the Credit Card Sale, which was completed on July 7, 2005, and

  •
  the Chef's Catalog Disposition, which was completed on November 8, 2004.

        The unaudited pro forma condensed consolidated balance sheet gives effect to the Transactions and the redemption of our existing 2008 notes as if they had occurred on July 30, 2005. The impact of the Credit Card Sale and the Chef's Catalog Disposition are both reflected in the historical audited consolidated balance sheet at July 30, 2005 as both of these transactions were completed prior to that date.

        We based the unaudited pro forma adjustments upon available information and certain assumptions that we believe are reasonable under the circumstances. Assumptions underlying the pro forma adjustments are described in the accompanying notes, which should be read in conjunction with the unaudited pro forma condensed consolidated financial statements. The pro forma information presented, including allocations of purchase price, is based on preliminary estimates of the fair values of assets acquired and liabilities assumed, available information and assumptions and will be revised as additional information becomes available. The actual adjustments to our consolidated financial statements upon the closing of the Transactions will depend on a number of factors, including additional information available and our net assets on the closing date of the Transactions. Therefore, the actual adjustments will differ from the pro forma adjustments, and the differences may be material.

        The merger will be accounted for using purchase accounting. Under the purchase method of accounting, the total consideration paid is allocated to the Company's tangible and intangible assets and liabilities based on their estimated fair values as of the date of the Transactions. As of the date of this offering circular, we have not completed the valuation studies necessary to estimate the fair values of the assets acquired and liabilities assumed and the related allocation of purchase price. In presenting the pro forma financial information, we have allocated the total estimated purchase price, calculated as described in Note (2) to the Unaudited Pro Forma Condensed Consolidated Balance Sheet, to the assets acquired and liabilities assumed based on preliminary estimates of their fair values. A final determination of these fair values will reflect our consideration of valuations prepared by third-party appraisers. These final valuations will be based on the actual net tangible and intangible assets that exist as of the closing date of the Transactions. Any final adjustment will change the allocations of purchase price, which could affect the fair values assigned to the assets and liabilities and could result in changes to the unaudited pro forma condensed consolidated financial statements, including a change to goodwill.

        We are providing the unaudited pro forma condensed consolidated financial statements for informational purposes only. The unaudited pro forma condensed consolidated financial statements do not purport to represent what our results of operations or financial condition would have been had the Transactions, the Credit Card Sale and the Chef's Catalog Disposition actually occurred on the dates assumed, nor do they purport to project our results of operations or financial condition for any future period or as of any future date. You should read the unaudited pro forma condensed consolidated financial information in conjunction with our audited consolidated financial statements and related notes, which we have filed with the SEC in our annual report on Form 10-K.

        The following table illustrates the sources and uses of funds in the Transactions, assuming they had occurred as of July 30, 2005. The actual amounts of sources and uses of funds may differ as of the date of the closing of the Transactions:

Amount
(in millions)
Sources:
Available cash(a)	$824.8
Equity investment(b)	1,467.0
Senior secured asset-based revolving credit facility(c)	—
Senior secured term loan facility(d)	1,000.0
Other new senior secured indebtedness	850.0
New senior unsecured indebtedness	750.0
New senior subordinated indebtedness	575.0

Total sources	$5,466.8

Uses:
Consideration paid to existing shareholders(e)	$5,111.0
Transaction costs(f)	97.5
Debt issuance costs(g)	107.0
Redemption of our existing 2008 notes(h)	134.4
Payment of deferred compensation obligations and other accrued liabilities(i)	16.9

Total uses	$5,466.8

(a)
As of July 30, 2005, we had $853.5 million of available cash. Due to seasonal working capital requirements and other factors, we expect to have significantly less available cash on the closing date. We intend to apply all available cash on the closing date to pay a portion of the consideration to the existing stockholders in the merger, other than $28.7 million that we intend to retain and use for working capital purposes.

(b)
Represents equity investments to be made by the Investors in Newton Holding, LLC, the immediate parent company of Newton Acquisition, Inc., including $22.0 million to be made by our senior management in the form of cash and the rollover of a portion of their equity interests.

(c)
We currently anticipate that at least $600 million will be available from the borrowing base under our new senior secured asset-based revolving credit facility at the closing date. As of July 30, 2005, on a pro forma basis after giving effect to the Transactions and the redemption after the closing of our existing 2008 notes, we would have had no borrowings outstanding under our new senior secured asset-based revolving credit facility. As a result of our seasonal working capital requirements, however, we anticipate that at closing we will utilize approximately $165.0 million of our borrowing capacity under such credit facility, including approximately $15.0 million in respect of letters of credit. Our working capital requirements are greatest in the first and second fiscal quarters as a result of higher seasonal requirements.

(d)
On the closing date, we expect to enter into a new senior secured term loan facility in an aggregate principal amount of $1,000 million, with a maturity of seven and a half years, all of which will be utilized on the closing date.

(e)
Upon the closing of the Transactions, each holder of outstanding shares of Class A or Class B common stock will receive $100.00 in cash for each share of common stock owned. In addition, the merger agreement provides that:

•
all outstanding stock options issued pursuant to the Company's stock option and incentive plans, whether or not vested or exercisable, will be cashed out and cancelled (to the extent permitted under the governing plan documents and related agreements) in connection with the Transactions. As a result, each option holder will receive a cash payment, without interest and less applicable withholding taxes, equal to the excess of $100.00 over the exercise price per share of common stock subject to such option.

  •
  each outstanding share of restricted stock, the restrictions of which have not lapsed immediately prior to the effective time of the merger, will become fully vested and will be converted into the right to receive $100.00 in cash, without interest and less applicable withholding taxes.

  •
  each outstanding right to receive our common stock, restricted stock or cash equal to or based on the value of our common stock pursuant to a stock unit award under any of our stock or other incentive plans, whether or not vested, will be cancelled, and the holder of the stock unit will be entitled to receive $100.00 in cash, without interest and less applicable withholding taxes, for each share of common stock subject to the stock unit award.

    We had 52.3 million fully diluted shares outstanding as of July 30, 2005.

  As of July 30, 2005, the consideration payable to existing shareholders is comprised of:

Outstanding shares and options (in thousands):
• Class A Shares outstanding (including 322.3 shares of unvested restricted stock)	29,524.9
• Class B shares outstanding	19,422.4
• Shares subject to stock options and other rights to receive common stock	3,325.4

Total shares and rights to receive shares	52,272.7
Per share merger consideration	$100.00

Gross consideration (in millions)	$5,227.3
Less: gross exercise price of stock options (in millions)	(116.3)

Consideration paid (in millions)	$5,111.0

(f)
Reflects our estimate of fees, expenses and discounts associated with the Transactions, including placement and other financing fees, advisory fees, a portion of the transaction fees of $50.0 million to be paid or credited at the closing to the Sponsors (or affiliates thereof) and other transaction costs and professional fees.

(g)
Debt issuance costs relate to the incurrence of indebtedness in connection with the Transactions, fees paid in connection with our unused bridge financing commitments and a portion of the transaction fees paid or credited to the Sponsors (or affiliates thereof) referred to in note (f).

(h)
Upon the closing of the Transactions, we expect to call our existing 2008 notes for redemption pursuant to their terms, at a redemption price equal to the greater of (a) 100% of the principal amount of our existing 2008 notes and (b) the sum of the present values of the remaining scheduled payments thereon, discounted on a semiannual basis at a defined treasury rate plus 15 basis points, plus accrued interest through the redemption date. Because the redemption of our existing 2008 notes will not occur until approximately 30 days after they are called, and the treasury rate used in calculating the redemption payment will be measured on the third business day before redemption, we will not know the exact amount of the required redemption payment at the time we call our existing 2008 notes. We will, however, deposit the estimated amount of the redemption payment into a segregated account at closing. For illustrative purposes only, we have calculated the amount of this payment using an assumed applicable reference treasury rate of 4.02% and an assumed redemption date of August 30, 2005. Based on those assumptions, the aggregate redemption price for the notes would be approximately $134.4 million (including aggregate accrued interest of $1.4 million and a redemption premium of approximately $8.0 million). Assuming a redemption date of October 31, 2005 (assuming no change in the applicable redemption premium) we expect to pay approximately $136.5 million to effect the redemption of our existing 2008 notes.

(i)
Consists of the payment of $7.2 million of existing deferred compensation obligations under a key employee deferred compensation plan, $0.5 million of other deferred compensation obligations, and $9.2 million of accrued liabilities related to costs incurred by the Company in connection with the Transactions.

THE NEIMAN MARCUS GROUP, INC.

Unaudited Pro Forma Condensed Consolidated Balance Sheet

July 30, 2005

	Historical	Adjustments for the Transactions		Pro Forma
	(in thousands)
ASSETS
Current assets:
Cash and cash equivalents	$853,482	$(824,828	)(1)	$28,654
Accounts receivable, net	29,886	—		29,886
Merchandise inventories	748,366	—		748,366
Deferred income taxes	17,783	—		17,783
Other current assets	58,964	—		58,964

Total current assets	1,708,481	(824,828)		883,653

Property and equipment, net	855,009	294,524	(2)	1,149,533
Goodwill	14,872	(14,872	)(2)	1,697,477
		1,697,477	(2)
Tradenames	56,642	(56,642	)(2)	1,734,236
		1,734,236	(2)
Customer lists	—	466,342	(2)	466,342
Favorable lease commitments	—	543,740	(2)	543,740
Debt issuance costs	—	106,963	(3)	106,963
Other assets	25,656	(6,367	)(2)	19,289

Total assets	$2,660,660	$3,940,573		$6,601,233

LIABILITIES AND SHAREHOLDERS' EQUITY
Current liabilities
Accounts payable	$282,887	$—		$282,887
Accrued liabilities	332,937	(10,627	)(4)	322,310
Notes payable and current maturities of long-term liabilities	1,450	—		1,450

Total current liabilities	617,274	(10,627)		606,647

Long-term liabilities
Existing 2008 notes	124,957	(124,957	)(4)	—
Existing 2028 debentures	124,823	(8,738	)(2)	116,085
Senior secured term loan facility	—	1,000,000	(3)	1,000,000
Other new senior secured indebtedness	—	850,000	(3)	850,000
New senior unsecured indebtedness	—	750,000	(3)	750,000
New senior subordinated indebtedness	—	575,000	(3)	575,000
Deferred real estate credits	86,575	(86,575	)(2)	—
Other long-term liabilities	120,973	68,248	(2)	177,256
		(11,965	)(4)
Deferred income taxes	—	1,116,373	(2)	1,116,373

Total long-term liabilities	457,328	4,127,386		4,584,714

Minority interest	12,112	—		12,112
Common stock	—	1,466,960	(3)	1,466,960
Carryover basis adjustment for management shareholders		(69,200	)(2)	(69,200)
Shareholders' equity prior to the Transactions	1,573,946	(1,573,946	)(5)	—

Total shareholders' equity	1,573,946	(176,186)		1,397,760

Total liabilities and shareholders' equity	$2,660,660	$3,940,573		$6,601,233

THE NEIMAN MARCUS GROUP, INC.
Notes to Unaudited Pro Forma Condensed Consolidated Balance Sheet
(tables present dollars in millions)

(1)
Reflects the reduction in available cash to fund a portion of the cash requirements to effect the Transactions.

(2)
Reflects the estimated allocation of the purchase price paid to acquire the Company. Under the purchase method of accounting, the total consideration paid is allocated to the Company's tangible and intangible assets and liabilities based on their estimated fair values as of the date of the Transactions. The purchase price has been allocated based on preliminary estimates of fair values of the acquired assets and assumed liabilities by independent third parties, as well as our experience with acquired businesses and their related valuations and purchase price allocations. The allocation is subject to revisions as additional information becomes available and such revisions could be material.

Consideration paid		$5,111.0
Transaction costs		97.5
Call premium on existing 2008 notes		8.0

Total consideration		5,216.5
Net assets acquired at historical cost	$1,573.9
Adjustments to state acquired assets at fair value:
1) Increase carrying value of property and equipment	294.5
2) Write-off historical goodwill	(14.8)
3) Write-off historical tradenames	(56.6)
4) Record intangible assets acquired
Tradenames	1,734.2
Customer lists	466.3
Favorable lease commitments(a)	543.7
5) Write-off other assets, primarily debt issue costs	(6.4)
6) Adjustment to state 2028 debentures at fair value(b)	8.7
7) Write-off deferred lease credits(c)	86.6
8) Increase in long-term benefit obligations(d)	(68.2)
9) Tax impact of valuation adjustments(e)	(1,116.3)
Elimination of recorded liabilities for stock-based awards	4.2
Deemed dividend to management shareholders(f)	69.2

Net assets acquired at fair value		3,519.0

Excess purchase price recorded as goodwill		$1,697.5

  (a)
  In connection with purchase accounting, we will evaluate our lease obligations related to our leased assets to determine whether our contractual obligations are above or below prevailing market values as of the date of the Transactions. We will record intangible assets for those leases for which the contractual commitments are below market rates. We will amortize this intangible asset over the remaining lease terms of the favorable lease commitments.

  (b)
  We have outstanding indebtedness at July 30, 2005 consisting of $125.0 million of 7.125% senior debentures due 2028. Upon the closing of the Transactions, we expect our existing 2028 debentures to remain outstanding and become secured debt in accordance with the terms of the indenture governing such debentures, sharing on an equal and ratable basis certain of the collateral that will secure on a first priority lien basis our new senior secured indebtedness.

    The existing 2028 debentures are recorded at $116.1 million as of July 30, 2005 on a pro forma basis as a result of fair value adjustments related to purchase accounting. This reflects a discount of $8.7 million on the 2028 debentures as compared to their book value that will be accreted over the remaining period up to the maturity date using the effective interest rate method.

  (c)
  We receive allowances from developers related to the construction of our stores. We record these allowances as deferred real estate credits which, prior to the Transactions, were recognized as a reduction to rent expense on a straight-line basis over the applicable lease term. The unamortized balance of the deferred real estate credits was $86.6 million at July 30, 2005. In connection with the purchase accounting, the deferred real estate credits are eliminated.

  (d)
  In connection with the purchase accounting, our obligations related to our defined benefit pension plan and other long-term benefit plans will be valued at fair value as follows:

Benefit obligations at fair value	$455.5
Assets held by defined benefit pension plan, at fair value	288.4

Excess of benefit obligations over assets	167.1
Less: recorded pension obligation	(98.9)

Pro forma adjustment to other long-term liabilities	$68.2

  (e)
  In connection with the purchase accounting, deferred taxes are established for the differences between the book bases of our assets (except goodwill) and our liabilities, after giving effect to purchase accounting adjustments, and the tax bases of our assets and our liabilities.

  (f)
  Management held certain equity interests, including stock options, in the Company prior to the Transactions and will continue to hold equity interests in the Company after the Transactions. In accordance with the provisions of Emerging Issues Task Force No. 88-16, Basis in Leveraged Buyout Transactions, the basis of management's interests in the Company after the Transactions is carried over at the predecessor basis of their interests in the Company prior to the Transactions. The carryover basis of such interests less the net cash received by management shareholders after the Transactions represents a deemed dividend to the management shareholders and is recognized as a reduction to shareholders' equity.

(3)
Reflects the net proceeds from the debt and equity financing used to complete the acquisition of the Company consisting of:

•
debt issuance costs of $107.0 million related to the indebtedness incurred and credit facilities executed in connection with the Transactions,

•
$1,000 million from the proceeds of the senior secured term loan facility,

  •
  $850 million from the proceeds of the other new senior secured indebtedness,

  •
  $750 million from the proceeds of the new senior unsecured indebtedness,

  •
  $575 million from the proceeds of the new senior subordinated indebtedness and

  •
  $1,467.0 million equity contribution by the Investors (including credit for the discount attributable to the equity investment of one of the Sponsors).

In addition to the proceeds of the indebtedness described above, we will obtain a $600 million senior secured asset-based revolving credit facility in connection with the Transactions, and we currently anticipate the entire amount of the facility will be available at the closing. In the preparation of the unaudited pro forma condensed consolidated balance sheet, we have assumed no borrowings under this facility as of July 30, 2005. As a result of our seasonal working capital requirements, however, we anticipate that at closing we will utilize approximately $165 million of our borrowing capacity under our senior secured asset-based revolving credit facility, including approximately $15 million in respect of letters of credit. Our working capital requirements are greatest in the first and second fiscal quarters as a result of higher seasonal requirements.

Our existing $350 million unsecured revolving credit agreement will terminate upon closing of the Transactions. We had no amounts outstanding under this facility as of July 30, 2005.

(4)
Reflects the following payments and other items to be incurred in connection with the Transactions:

•
the redemption price for our existing 2008 notes to be paid approximately 30 days after the closing of the Transactions (other than accrued interest thereon).

•
payment of $9.2 million of accrued liabilities related to costs incurred by the Company in connection with the Transactions and the payment of $1.4 million of accrued interest in connection with the redemption of our existing 2008 notes.

•
payments aggregating $12.0 million, consisting of the payment of $7.2 million of existing deferred compensation obligations under a key employee deferred compensation plan and $4.8 million of other deferred compensation obligations.

(5)
Reflects the elimination of historical shareholders' equity.

THE NEIMAN MARCUS GROUP, INC.

Unaudited Pro Forma Consolidated Statements of Earnings

For the Fiscal Year Ended July 30, 2005

		Chef's Catalog Disposition			Credit Card Sale
								Transactions
				Pro Forma Subtotal			Pro Forma Subtotal
	Historical	Adjustments			Adjustments			Adjustments		Pro Forma
	(dollars in thousands)
Revenues	$3,821,924	$(13,929	)(1)	$3,807,995	$—		$3,807,995	$—		$3,807,995
Cost of goods sold including buying and occupancy costs	2,494,172	(10,335	)(1)	2,483,837	—		2,483,837	16,563	(3)	2,500,400
Selling, general and administrative expenses	907,048	(4,746	)(1)	902,302	15,591	(2)	917,893	(5,277	)(4)	912,616
Amortization of intangible assets	—	—		—	—		—	43,911	(5)	43,911
Amortization of favorable lease commitments	—	—		—	—		—	40,690	(5)	40,690
Gain on sale of credit card assets	(6,170)			(6,170)	6,170	(2)	—	—		—
Loss on disposition of Chef's Catalog	15,348	(15,348	)(1)	—	—		—	—		—

Operating earnings	411,526	16,500		428,026	(21,761)		406,265	(95,887)		310,378
Interest expense	12,378	—		12,378	(5,243	)(2)	7,135	261,346	(6)	268,481

Earnings before income taxes and minority interest	399,148	16,500		415,648	(16,518)		399,130	(357,233)		41,897
Income taxes	146,487	6,353	(7)	152,840	(6,359	)(7)	146,480	(137,535	)(7)	8,946

Earnings before minority interests	252,661	10,147		262,808	(10,159)		252,649	(219,698)		32,951
Minority interest in net earnings of subsidiaries	(3,837)	—		(3,837)	—		(3,837)	—		(3,837)

Net earnings	$248,824	$10,147		$258,971	$(10,159)		$248,812	$(219,698)		$29,114

Other Financial Data:
Ratio of earnings to fixed charges										1.1x	(8)

THE NEIMAN MARCUS GROUP, INC.
Notes to Unaudited Pro Forma Condensed Consolidated Statement of Earnings
(tables present dollars in millions)

(1)
To give pro forma effect to the Chef's Catalog Disposition as if it had occurred on August 1, 2004 as follows:

Eliminate historical results of operations:
Sales	$13.9
Cost of goods sold including buying and occupancy costs	$10.3
Selling, general and administrative expenses	$4.7
Eliminate loss of disposition of Chef's Catalog	$15.3
(2)
To give pro forma effect to the Credit Card Transaction as if it had occurred on August 1, 2004 as follows:

Adjustment to selling, general and administrative expenses:
Net finance charge income generated by credit card portfolio in fiscal year 2005	$75.4
HSBC Program Income earned by Company	(56.0)

Decrease to earnings	$19.4
Less: amount reflected in fiscal year 2005 historical statement of earnings	(3.8)

Pro forma adjustment to selling, general and administrative expense	$15.6

Eliminate gain of sale of credit card assets	$6.2
Eliminate interest expense on Credit Card Facility	$5.2

  The compensation we will receive pursuant to the marketing and servicing agreement with HSBC consists of a servicing fee for the on-going credit services we perform and a program fee based on credit sales generated (HSBC Program Income). We recorded the HSBC Program Income as a reduction of selling, general and administrative expenses.

        The HSBC Program Income may be:

  •
  decreased based upon the level of future services, such as statement preparation and mailing, we provide to HSBC.

  •
  increased based upon contemplated changes to our historical credit card program related to, among other things, the interest rates applied to unpaid balances and the assessment of late fees.

For purposes of preparing the unaudited pro forma condensed consolidated statement of earnings, we have recognized HSBC Program Income at the rate we expect to receive based upon changes to the proprietary credit card program currently in the process of being implemented by HSBC and the Company. We expect that these changes will be fully implemented during the fourth quarter of fiscal year 2006. Assuming that the initial rates of these fees were applicable for the entire fiscal year 2005, we believe the HSBC Program Income for fiscal year 2005 would have been approximately $42 million.

(3)
To reflect the increase in depreciation resulting from recording our property and equipment at fair value pursuant to purchase accounting.

(4)
To give effect to the following changes in selling, general and administrative expenses:

Reflect payment of annual management fees to Sponsors	$9.5
Eliminate costs incurred in contemplation of the Transactions	(6.7)
Reflect other expense reductions	(1.7)
Reduction in expenses related to long-term benefit plans(a)	(6.4)

Pro forma reduction in selling, general and administrative expenses	$(5.3)

(a)
A portion of our historical selling, general and administrative expenses represent the amortization of previously unrecognized actuarial losses over future years as permitted by U.S. generally accepted accounting principles. In connection with the allocation of the purchase price paid to the Company's assets and liabilities, the obligations related to our other long-term benefit plans will be adjusted to fair value, thereby eliminating the previously unrecognized losses as of the acquisition date.

(5)
To reflect the amortization associated with intangible assets recorded pursuant to the purchase method of accounting as follows:

	Amortization Period	Pro Forma Amortization
Goodwill	Indefinite life	—
Tradenames	Indefinite life	—
Customer lists and other relationship-based intangibles assets	4 to 18 years	$43.9
Favorable lease commitments	2 to 44 years	$40.7

  Both goodwill and tradenames are indefinite-lived intangible assets. As a result, goodwill and tradenames will not be amortized but will be evaluated for impairment at least annually.

  These unaudited pro forma condensed consolidated financial statements reflect our preliminary allocation of the purchase price to tangible assets, liabilities, goodwill and other intangible assets. The final purchase price allocation may result in a different allocation for tangible and intangible assets than that presented in these unaudited pro forma condensed consolidated financial statements. An increase or decrease in the amount of purchase price allocated to amortizable assets would impact the amount of annual amortization expense. Identifiable intangible assets have been amortized on a straight-line basis in the unaudited pro forma condensed consolidated statements of earnings. The following table shows the decrease to pro forma operating earnings for every $100.0 million of purchase price allocated to amortizable intangibles at a range of weighted-average useful lives:

Weighted Average Life	Decrease to pro forma earnings
Four years	$(25.0)
Six years	(16.7)
Eight years	(12.5)
Ten years	(10.0)
Twelve years	(8.3)

  The estimated weighted average life of our customer lists and favorable lease commitments is approximately 12 years. The following table shows the (decrease) increase in pro forma operating earnings based on different estimated lives:

Weighted Average Life	(Decrease) increase in pro forma earnings
8 years	$(36.7)
10 years	(16.4)
14 years	12.5
16 years	21.5
(6)
To reflect interest expense resulting from our new debt structure upon completion of the Transactions using an applicable LIBOR rate of 3.89%.

(7)
To reflect the tax effect of the above adjustments at our statutory income tax rate of 38.5%.

(8)
For the purposes of calculating the ratio of earnings to fixed charges, earnings represent income (loss) from continuing operations before income taxes plus fixed charges. Fixed charges consist of interest expense (including capitalized interest) on all indebtedness plus amortization of debt issuance costs and the portion of rental expense that we believe is representative of the interest component of rental expense.

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  Exhibit 99.1
SUPPLEMENTAL REGULATION FD DISCLOSURE
DEFINITIONS
FORWARD-LOOKING STATEMENTS
THE TRANSACTIONS
THE CREDIT CARD SALE
CHEF'S CATALOG DISPOSITION
UNAUDITED PRO FORMA CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
THE NEIMAN MARCUS GROUP, INC. Unaudited Pro Forma Condensed Consolidated Balance Sheet July 30, 2005
THE NEIMAN MARCUS GROUP, INC. Notes to Unaudited Pro Forma Condensed Consolidated Balance Sheet (tables present dollars in millions)
THE NEIMAN MARCUS GROUP, INC. Unaudited Pro Forma Consolidated Statements of Earnings For the Fiscal Year Ended July 30, 2005
THE NEIMAN MARCUS GROUP, INC. Notes to Unaudited Pro Forma Condensed Consolidated Statement of Earnings (tables present dollars in millions)